Exhibit 99.1

ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES CLOSING OF

PUBLIC OFFERING OF COMMON STOCK

VERO BEACH, FL - - November 9, 2010 - - ARMOUR Residential REIT, Inc. (NYSE Amex: "ARR" and "ARR.WS") (“ARMOUR” or the “Company”) today announced that it has closed its previously-announced public offering of 4,600,000 shares of its common stock, including the full 600,000 shares of common stock subject to the underwriters’ over-allotment option.  The shares were sold at a price of $7.25 per share for gross proceeds of $33,350,000.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS.a - News), acted as lead bookrunning manager and representative of the several underwriters in the offering. Macquarie Capital (USA) Inc. and Maxim Group LLC acted as co-bookrunning managers and National Securities Corporation and Boenning & Scattergood Inc. acted as co-managers in the offering.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

ARMOUR Residential REIT, Inc.

ARMOUR is a Maryland corporation that invests primarily in hybrid adjustable rate, adjustable rate and fixed rate residential mortgage-backed securities, or RMBS, issued or guaranteed by U.S. Government-chartered entities. ARMOUR is externally managed and advised by ARMOUR RESIDENTIAL MANAGEMENT LLC (“ARRM”). ARMOUR Residential REIT, Inc. has elected to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes, commencing with ARMOUR's taxable year ending December 31, 2009.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website www.armourreit.com or by directing requests to:

ARMOUR Residential REIT, Inc.

3001 Ocean Drive, Suite 201

Vero Beach, Florida 32963

Attention: Investor Relations

Investor Contact:

Jeffrey Zimmer

Co-Chief Executive Officer, President and Vice Chairman

ARMOUR Residential REIT, Inc.

(772) 617-4340